Exhibit 4.4

SUPPLEMENTAL INDENTURE

This supplemental indenture (this “Supplemental Indenture”), dated as of July 30, 2013, by and among LIN Media LLC, a Delaware limited liability company (the “Guaranteeing Parent”), LIN Digital Media LLC, a Delaware limited liability company (“LIN Digital Media”), LIN Digital LLC, a Delaware limited liability company and wholly owned subsidiary of LIN Digital Media (“LIN Digital” and together with LIN Digital Media, the “Guaranteeing Subsidiaries” and collectively with the Guaranteeing Parent, the “Guaranteeing Parties”), LIN Television Corporation, a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as supplemented and amended from time to time, the “Indenture”), dated as of October 12, 2012, providing for the issuance of an aggregate principal amount of up to $290 million of 6.375% Senior Notes due 2021 (the “Notes”);

WHEREAS, the Guaranteeing Parent, a recently-formed wholly owned subsidiary of LIN TV Corp., a Delaware corporation and the sole stockholder of the Company (“LIN TV”), has entered into that certain Agreement and Plan of Merger, dated February 12, 2013, with LIN TV, pursuant to which LIN TV will merge with and into the Guaranteeing Parent with the Guaranteeing Parent continuing as the surviving entity as LIN TV’s successor (the “Merger”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Parties shall execute and deliver to the Trustee a supplemental indenture, pursuant to which each of the Guaranteeing Parties shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantees”); and

WHEREAS, pursuant to Sections 4.13, 5.02(b), 9.01, 9.06 and 10.06 of the Indenture, the Company, the Guaranteeing Parties and the Trustee are authorized to execute and deliver this Supplemental Indenture without notice to, or the consent of, any Holder.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guaranteeing Parties and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             Agreement to Guarantee. Each of the Guaranteeing Parties hereby agrees to jointly and severally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes or the obligations of the Company hereunder or thereunder, on a senior basis pursuant to, and in accordance with, the terms and conditions of Article Ten of the Indenture and to otherwise assume the obligations and rights as a Guarantor under the Indenture.

3.             Releases. Upon receipt by the Trustee of a request by the Company for a release of any of the Guaranteeing Parties from its respective obligations under Article Ten of the Indenture, which request shall be accompanied by an Officers’ Certificate certifying as to compliance with Section 10.03 of the Indenture, and, upon receipt of an Opinion of Counsel that the provisions of Section 10.03 of the Indenture have been complied with, the Trustee shall deliver an appropriate instrument, prepared by the Company and satisfactory in form to the Trustee, evidencing such release.

4.             No Recourse Against Others. As provided in Section 11.08 of the Indenture, no past, present or future director, officer, employee, incorporator, stockholder or agent of any of the Guaranteeing Parties, as such, shall have any liability for (i) (A) any obligations of the Company or such Guaranteeing Party under the Notes, (B) the Guarantees, (C) the Indenture or (D) this Supplemental Indenture, or (ii) any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5.             Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6.             Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.             Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

8.             The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Parties and the Company.

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2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first written above.

LIN DIGITAL MEDIA LLC

By:	/s/ Richard J. Schmaeling
Name:	Richard J. Schmaeling
Title:	Senior Vice President, Chief Financial Officer

[Signature Page to Supplemental Indenture — 2012 Notes]

LIN DIGITAL LLC

By:	/s/ Richard J. Schmaeling
Name:	Richard J. Schmaeling
Title:	Senior Vice President, Chief Financial Officer

[Signature Page to Supplemental Indenture — 2012 Notes]

LIN TELEVISION CORPORATION

By:	/s/ Richard J. Schmaeling
Name:	Richard J. Schmaeling
Title:	Senior Vice President, Chief Financial Officer

[Signature Page to Supplemental Indenture — 2012 Notes]

LIN MEDIA LLC

By:	/s/ Richard J. Schmaeling
Name:	Richard J. Schmaeling
Title:	Senior Vice President, Chief Financial Officer

[Signature Page to Supplemental Indenture — 2012 Notes]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Teresa Petta
	Name:	Teresa Petta
	Title:	Vice President

[Signature Page to Supplemental Indenture — 2012 Notes]